Exhibit 99.1

BioNeutral Group Inc. Announces Financial Results

for the Third Quarter of 2010

Company Achieves Initial Revenue Related to Sales of Ogiene™ and
Submits Application to the U.S. Environmental Protection Agency for Ygiene™

NEWARK, N.J., September 20, 2010 -- BioNeutral Group Inc., (OTCBB:)BONU, a specialty chemical technology-based life science company, today announced financial results for the third quarter and nine-month period ended July 31, 2010.

Key Achievements and Developments:

•
During the quarter, the Company generated its initial revenues of $15,500 related to sales of its Ogiene™ product line by a U.S. distributor. The distributor is focusing on sales of the AutoNeutral™ product, which is an Ogiene™ formulation designed for cleaning and de-odorizing vehicles.

•
On August 19, 2010, the Company submitted its application to the U.S. Environmental Protection Agency of the Company’s Ygiene™ antimicrobial for approval for use as a bactericide, fungicide, sporicide on hard, non-porous surfaces in hospitals, health care facilities and other commercial uses. The Company expects to receive a determination from the EPA within four to six months of the filing.

•	BioNeutral engaged the Wahlrich Group to help the Company bring its products to market through branding, communications consulting and positioning efforts.

•
The Company completed an agreement with Keystone Research and Pharmaceuticals ("KRP") for its proprietary formulations for use in the Veterinary, Dental and Cosmetic markets. Under the terms of the agreement. BioNeutral will contribute products, knowhow and access to its Chief Scientist, Dr. Andy Kielbania, to help produce, promote and sell BioNeutral products in the above mentioned markets globally. BioNeutral will use Keystone Industries as its exclusive Manufacturer. KRP will provide free rent at its Germany plant for one year and will give BioNeutral access to its Chief Scientist, Larry Steffier, and to its distributors and distribution network and include BioNeutral products at tradeshows and feature BioNeutral products in KRP's promotional literature. KRP will be spending at least $100,000 in the first year on equipment, developing production processes, marketing research, sales development and personnel.

Financial Results

Revenue for the three months ended July 31, 2010 was $15,500 as compared to revenues of $2,825 in the same quarter last year. The increase was due to Ogiene sales by a U.S. distributor focused on sales of the AutoNeutral™ product, which is an Ogiene™ formulation designed for cleaning and de-odorizing vehicles. Gross profit for the quarter was $6,126, or 39.5% gross profit margin, compared to gross profit of $2,000, or 70.8% gross profit margin, in the third quarter last year.

Total operating expenses for the quarter were $635,164, a decrease of 63.6% compared to $1.7 million in the third quarter last year. The decrease was due to the absence of stock-based compensation in the quarter. The loss from operations was $(629,038), a narrowing of 63.9% compared to a loss from operations of $(1.7) million last year. Management expects further narrowing going forward due to the cancelation of its agreement with the Chertoff Group.

The net loss attributable to BioNeutral Group, Inc. (excluding $71,719 in net loss attributable to the non-controlling interest) was $(584,128), or $(0.01) per basic and fully diluted share (based on 63.7 million shares outstanding). This compares to a net loss attributable to BioNeutral Group, Inc. (excluding $248,935 in net loss attributable to the non-controlling interest) of $(1.5) million, or $(0.03) per basic and fully diluted share (based on 55.9 million shares outstanding).

“We continue to reduce operating expenses as we move from a development stage company and refocus resources on sales and marketing,” commented Stephen J. Browand, President and CEO of BioNeutral Group Inc. “This was a milestone quarter for us as we booked our first Ogiene sale and submitted the application for our Ygiene antimicrobial product to the U.S. Environmental Protection Agency. We expect an EPA determination  within the next 111 to 132 days, clearing the way for domestic sales of our Ygiene product in various formulations targeted to a wide-range of large market opportunities.”

For the nine months ended July 31, 2010, revenue was $15,500 as compared to revenues of $2,825 in the same period last year. Gross profit for the first nine months was $6,126, or 39.5% gross profit margin, compared to gross profit of $2,000, or 70.8% gross profit margin, in the third quarter last year. Total operating expenses for the first nine months of the fiscal year were $3.2 million, a decrease of 40.7% compared to $5.4 million for the first nine months last year. The loss from operations was $(3.2) million, a narrowing of 40.8% compared to a loss from operations of $(5.4) million last year. The net loss attributable to BioNeutral Group, Inc. (excluding $425,740 in net loss attributable to the non-controlling interest) was $(2.9) million, or $(0.05) per basic and fully diluted share (based on 62.0 million shares outstanding). This compares to a net loss attributable to BioNeutral Group, Inc. (excluding $778,188 in net loss attributable to the non-controlling interest) of $(4.7) million, or $(0.12) per basic and fully diluted share (based on 39.3 million shares outstanding).

“We remain convinced that our newest formulations outperform the competition in terms of efficacy and safety, and this quarter we took significant steps to accelerate the commercial launch of these products in the United States.” Mr. Browand added. “We are positioned to manufacture our two product platforms economically and have developed solutions to target a long-list of applications, ranging from consumer-grade products to industrial-grade products for applications such as hospitals to military or homeland security-grade products designed to meet widespread threats like Anthrax. We are entering an exciting time for BioNeutral and management has never been more confident than we are today.”

About BioNeutral Group, Inc.

Headquartered at the New Jersey Institute of Technology/EDC in Newark, BioNeutral Group, Inc. is a technology-based life science company which has developed a technology platform that neutralizes harmful environmental contaminants, toxins and dangerous micro-organisms including bacteria, viruses, mold, fungi and spores. BioNeutral’s products, Ygiene and Ogiene, kill germs and clean surfaces with a dramatic increase in speed and power over their rivals in the marketplace.  BioNeutral’s proprietary platform technology has been proven effective in surface, water and airborne applications. Its antimicrobial line of products under the Ygienetm brand have been submitted to the EPA for approval for sale in the United States and has already been approved for sale in Germany and is permitted to be sold in the UK, France and Sweden. Ogienetm based AutoNeutraltm Odor Eliminator is currently commercially available in the United States.  For more information, see www.bioneutralgroup.com.

Forward-Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those described in the Company’s filings with the Securities and Exchange Commission.

Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions; government regulations; the ability of our management to successfully implement our business plan and strategy; our ability to fund our operations including the cost and availability of capital and credit; our ability to compete effectively including our ability to maintain and increase our market share in the markets in which we do business; and our ability to successfully develop and commercialize our products. BioNeutral routinely tests its formulations against those of its competitors. The results are published to let shareholders know how the Company's technology compares with known formulations in the market place. Any product claim for antimicrobial activity requires approval from the EPA or FDA, depending upon where and how the formulations are used. The EPA and FDA have not reviewed or confirmed the Company's data and findings. BioNeutral's antimicrobial formulations will be marketed under the brand name Ygiene™ and are not yet available for sale in the United States.

PR/Media Relations:
Stern & Co.
Richard Stern, 212-888-0044
richstern@sternco.com

Investor Relations:
Hayden IR
Brett Maas, 646/536-7331
brett@haydenir.com

For The Company:
BioNeutral Group Inc.
Stephen J. Browand, President and CEO
973-286-2899
steve@bioneutralgroup.com

BIONEUTRAL GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2010	2009	2010	2009

		Restated		Restated

Revenues	$15,500	$2,825	$15,500	$2,825

Cost of Revenues	9,374	825	9,374	825

Gross Profit	6,126	2,000	6,126	2,000

Operating Expenses
Depreciation and Amortization	174,748	171,293	521,336	454,677
Other Selling, General and Administrative Expenses	460,416	1,571,463	2,708,254	4,990,941

Total Operating Expenses	635,164	1,742,756	3,229,590	5,445,618

Loss from Operations	(629,038)	(1,740,756)	(3,223,464)	(5,443,618)

Interest Expense	(26,809)	(806)	(57,842)	(620)

Net Loss Before Income Taxes	(655,847)	(1,741,562)	(3,281,306)	(5,444,238)

Provision for Income Taxes	-	-	-	-

Net Loss	(655,847)	(1,741,562)	(3,281,306)	(5,444,238)

Loss Attributable to the Non-controlling Interest	71,719	248,935	425,740	778,188

Net Loss Attributable to BioNeutral Group, Inc.	$(584,128)	$(1,492,627)	$(2,855,566)	$(4,666,050)

Net Loss Per Common Share - Basic and Diluted	$(0.01)	$(0.03)	$(0.05)	$(0.12)

Weighted Average Number of Common Shares outstanding
Basic and Diluted Loss per Share	63,733,831	55,886,662	61,992,978	39,343,362

BIONEUTRAL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31, 2010	October 31, 2009
	Unaudited
ASSETS

Current Assets
Cash	$64,283	$139,663
Accounts Receivable	7,750	2,825
Inventory	2,925	2,925
Prepaid Expenses	62,000	192,007
Prepaid Expenses-Related Parties	223,668	438,668

Total Current Assets	360,626	776,088

Property & Equipment - Net	1,046	1,206
Patents	11,376,746	11,739,033
Other Assets	2,500	2,500

TOTAL ASSETS	$11,740,918	$12,518,827

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable & Accrued Expenses	1,467,009	746,521
Accrued Compensation	525,000	423,000
Related Party Payables	61,521	31,412
Current Liabilities	2,053,530	1,200,933

Long Term Liabilities
Convertible Loans From Director	515,100	-
Convertible Loans From Stockholder	902,200	-
Total long Term Liabilities	1,417,300	-

TOTAL LIABILITIES	3,470,830	1,200,933

Commitments & Contingencies

Equity:
BioNeutral Group, Inc. Stockholders' Equity
Preferred Stock, $.001 par value; 5,000,000 shares authorized, with 800,000 designated as follows
Convertible Preferred Stock, Series A, $.001 par value; 800,000 shares authorized, 139,926 and 279,991 issued and outstanding
at July 31, 2010 and October 31, 2009 respectively.
Preference Liquation Value $2,522,166 at July 31, 2010 and
$5,046,838 at October 31, 2009 included in Noncontrolling interest
Common Stock, $.00001 Par Value; 200,000,000 shares authorized,
67,894,921 shares and 60,849,200 shares issued and
outstanding at July 31, 2010 and October 31, 2009 respectively.	679	608
Additional Paid-in Capital	56,914,390	56,505,937
Accumulated Deficit	(49,116,161)	(46,260,596)
Total Bioneutral Group, Inc. Stockholders' Equity	7,798,908	10,245,949

Noncontrolling Interest	471,180	1,071,945

Total Equity	8,270,088	11,317,894

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$11,740,918	$12,518,827